Exhibit 4.14

CERTIFICATE OF TRUST

THIS Certificate of Trust of Air T Funding (the “Trust”) is being duly executed and filed by the undersigned, not in their individual capacities, but solely as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq. (the “Act”) :

• First: The name of the Trust is: Air T Funding

• Second: The name and business address of the Delaware Trustee, which is a Delaware state chartered trust company, is:

Delaware Trust Company

251 Little Falls Drive

Wilmington, Delaware 19808

Attn: Corporate Trust

IN WITNESS WHEREOF, the undersigned being all of the trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Brett Reynolds, As Administrative Trustee

Mark Jundt, As Administrative Trustee

[Signatures Continue]

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee

By:
Name:
Title: